Exhibit 10.1

PROMISSORY NOTE

$1,000,000	Austin, Texas

September 18, 2008

Valence Technology, Inc., a Delaware corporation (“Maker”), hereby promises to pay to the order of Berg & Berg Enterprises, LLC (“Lender”), or its successors and assigns, in lawful money of the United States of America, One Million Dollars ($1,000,000), together with accrued and unpaid interest thereon, on November 15, 2008 (the “Maturity Date”).

The unpaid principal amount of this Promissory Note shall bear interest at a rate per annum equal to 8.0% calculated on the basis of a 365-day year and the actual number of days elapsed.

This Promissory Note may be prepaid in whole or in part at any time, without premium or penalty.

Maker hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Promissory Note.  Maker shall pay all costs of collection when incurred, including reasonable attorneys’ fees, costs and expenses.

This Promissory Note is being delivered in, is intended to be performed in, shall be construed and interpreted in accordance with, and be governed by the internal laws of, the State of Texas, without regard to principles of conflict of laws.

This Promissory Note may only be amended, modified or terminated or any provision hereof waived by an agreement in writing signed by the party to be charged.  This Promissory Note shall be binding upon the successors and assigns of Maker and inure to the benefit of Lender and its successors, endorsees and assigns.

VALENCE TECHNOLOGY, INC.

By:	/s/ Robert L. Kanode
Name: Robert L. Kanode
Title: CEO & President